As filed with the Securities and Exchange Commission on August 5, 2016

Registration No. 333-190278

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-190278

UNDER

THE SECURITIES ACT OF 1933

NISKA GAS STORAGE PARTNERS LLC

(Exact name of registrant as specified in its charter)

Delaware	27-1855740
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

170 Radnor Chester Road, Suite 150 Radnor, PA 19087 (484) 367-7432
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:
Jason A. Dubchak 170 Radnor Chester Road, Suite 150 Radnor, PA 19087 (484) 367-7432	E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 filed by Niska Gas Storage Partners LLC, a Delaware limited liability company (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”):

•                  Registration No. 333-190278, filed on Form S-3 on July 31, 2013, pertaining to the registration of up to 7,500,000 common units representing limited liability company interests in the Company (“Common Units”), to be issued pursuant to the Company’s Distribution Reinvestment Plan.

On July 19, 2016, the Company was acquired by Swan Merger Sub LLC (“Merger Sub”), pursuant to the Agreement and Plan of Merger and Membership Interest Transfer Agreement (the “Merger Agreement”), by and among the Company, Niska Gas Storage Management LLC, Niska Sponsor Holdings Coöperatief U.A., Swan Holdings LP and Merger Sub.  On August 1, 2016, Merger Sub converted to Niska Gas Storage Partners L.P. by filing a certificate of conversion from a limited liability company into a limited partnership and a certificate of limited partnership of Niska Gas Storage Partners L.P. with the Office of the Secretary of State of the State of Delaware.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, in the State of Pennsylvania, on this 5th day of August, 2016.

NISKA GAS STORAGE PARTNERS L.P.

By	Swan GP LLC, its general partner

By	Brookfield Infrastructure Fund GP II LLC, its sole manager

By:	/s/ Fred Day
Name:	Fred Day
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on August 5, 2016.

Name	Title

/s/ FRED DAY	Vice President*
FRED DAY	Brookfield Infrastructure Fund GP II LLC, as sole manager of Swan GP LLC, as general partner of Niska Gas Storage Partners L.P.

*  Niska Gas Storage Partners L.P. and Swan GP LLC do not have any officers or directors.  Instead, Brookfield Infrastructure Fund GP II LLC (1) is the sole manager of Swan GP LLC and Swan GP LLC is the general partner of Niska Gas Storage Partners L.P. and (2) performs similar functions to a board of directors.

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